                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
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                                                   OMB NUMBER:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1. Name and Address of Reporting Person

 GUSTAVSON                           PHILLIP                            R.
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  (Last)                             (First)                         (Middle)
c/o ALYN CORPORATION


16761 Hale Avenue
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                                    (Street)

  Irvine                               CA                             92606
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  (City)                             (State)                          (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

10/22/96
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

ALYN CORPORATION; "ALYN"
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5. Relationship of Reporting Person to Issuer
       (Check all applicable)


                  Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (specify
           -----           title below)    ------         below)


                  VICE PRESIDENT, FINANCE AND ADMINISTRATION
                  ------------------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)


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7.  Individual or Joint/Group Filing
    (Check Applicable Line)

   X     Form filed by One Reporting Person
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         Form filed by More than One Reporting Person
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                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
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                                                                       (Over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
  If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

                                                                       (Over)
                                  Page 1 of 2        Page 1 of 2 SEC 1473(7-96)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or Price of     Form of         Indirect
                                     Expiration      (Instr. 4)                         Derivative      Derivative      Beneficial
                                     Date                                               Security        Security:       Ownership
                                     (Month/Day/                                                        Direct (D)      (Instr. 5)
                                     Year)                                                              or Indirect
                                  ------- ------- ---------------------------------                     (I) (Instr.5)
                                  Date    Expira-                             Amount
                                  Exer-   tion                                or
                                  cisable Date             Title              Number
                                                                              of
                                                                              Shares
-------------------------------   ------- -------   ------------------------  ------ --------------- --------------- -------------
                                                    Common Stock, $.001
Options                              *    10/21/06  par value                 40,000  $13.50                D
-------------------------------   ------- --------  ------------------------  ------ --------------- --------------- -------------

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==================================================================================================================================

Explanation of Responses:

* 33 1/3% of the options vest on the first anniversary of the date of grant (10/22/96); 66 2/3% of the options will be vested on the second anniversary of the date of grant; and 100% of the options will be vested on the third anniversary of the date of grant.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                              /s/ Phillip R. Gustavson              10/22/96
                              -------------------------------    --------------
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.

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